Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2020

- Revenue for First Quarter of Fiscal 2021 Increased 11.5% to $310.2 million -
- GAAP EPS for First Quarter of Fiscal 2021 was $0.10 and Adjusted EPS was $0.15 -
- Enters into a New Five-year Amended and Restated Credit Agreement -
- Closes Domestic Acquisition of HorizonWest Dealership Complex -

West Fargo, ND – May 28, 2020 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2020.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "We are pleased to report a strong first quarter performance during this uncertain environment, driven by our continued focus on customer service and sound management of our operating expenses. Our Agriculture segment revenue increased 26% as equipment, parts and service all experienced solid double-digit growth. Our store operations teams have adjusted well to the new COVID-19 safety protocols that we put in place in March, and have continued their uninterrupted service to customers during the important spring planting and the start of the construction season. While we are pleased with the overall performance of our Agriculture segment in fiscal first quarter, this solid top and bottom line performance was slightly offset by the relative underperformance of our Construction and International results which were impacted more by the pandemic."
Fiscal 2021 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2021, revenue was $310.2 million, compared to $278.3 million in the first quarter last year. Equipment sales were $218.5 million for the first quarter of fiscal 2021, compared to $194.0 million in the first quarter last year. Parts sales were $56.6 million for the first quarter of fiscal 2021, compared to $51.9 million in the first quarter last year. Revenue generated from service was $25.6 million for the first quarter of fiscal 2021, compared to $22.8 million in the first quarter last year. Revenue from rental and other was $9.5 million for the first quarter of fiscal 2021, compared to $9.6 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2021 was $58.4 million, compared to $53.9 million in the first quarter last year. Gross profit margin decreased 60 basis points to 18.8% versus the comparable period last year. The decrease in gross profit margin was primarily due to lower equipment margins in the current quarter as compared to the first quarter of last year.

Operating expenses increased by $0.5 million to $53.1 million, or 17.1% of revenue, for the first quarter of fiscal 2021, compared to $52.6 million, or 18.9% of revenue, for the first quarter of last year. The Company was able to leverage relatively flat operating expenses over increased revenues compared to the prior year.

Floorplan and other interest expense was $2.1 million in the first quarter of fiscal 2021, compared to $2.5 million for the same period last year. The decrease was due to lower interest expense resulting from the retirement of the remaining balance of the Company’s convertible notes in May 2019.

In the first quarter of fiscal 2021, net income was $2.3 million, or earnings per diluted share of $0.10, compared to net loss of $0.4 million, or loss per diluted share of $0.02, for the first quarter of last year.

On an adjusted basis, net income for the first quarter of fiscal 2021 was $3.4 million, or adjusted earnings per diluted share of $0.15, compared to adjusted net income of $0.5 million, or adjusted earnings per diluted share of $0.02, for the first quarter of last year.

Adjusted EBITDA was $11.1 million in the first quarter of fiscal 2021, compared to $6.3 million in the first quarter of last year.

Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2021 was $193.6 million, compared to $153.8 million in the first quarter last year. The increase in revenue was driven by strength in equipment sales and supported by ongoing momentum in parts and service revenue. Pre-tax income for the first quarter of fiscal 2021 was $6.2 million, compared to $1.9 million of pre-tax income in the first quarter last year.
Construction Segment - Revenue for the first quarter of fiscal 2021 was $60.1 million, compared to $70.7 million in the first quarter last year. The decrease in revenue was primarily the result of lower equipment demand due to macroeconomic challenges and uncertainty, which also impacted parts and service to a lesser extent. Pre-tax loss for the first quarter of fiscal 2021 was $2.9 million, compared to a pre-tax loss of $2.2 million in the first quarter last year. Adjusted pre-tax loss for the first quarter of fiscal 2021 was $2.7 million, compared to $2.1 million in the first quarter last year.
International Segment - Revenue for the first quarter of fiscal 2021 was $56.5 million, compared to $53.8 million in the first quarter last year. Pre-tax loss for the first quarter of fiscal 2021 was $0.3 million, compared to income of $0.2 million in the first quarter last year. Adjusted pre-tax income for the first quarter of fiscal 2021 was $0.5 million, compared to $0.2 million in the first quarter last year. The adjusted amounts exclude a Ukraine remeasurement loss of $0.8 million in the current year, resulting from the devaluation of the Ukrainian hryvnia, compared to a small remeasurement gain in the prior year.
Balance Sheet and Cash Flow
The Company ended the first quarter of fiscal 2021 with $50.8 million of cash. The Company’s inventory level decreased to $583.4 million as of April 30, 2020, compared to $597.4 million as of January 31, 2020. This inventory decrease includes a $14.6 million decrease in equipment inventory, which reflects a decrease in new equipment inventory of $11.6 million and a $3.0 million decrease in used equipment inventory. The Company had $378.3 million outstanding floorplan payables on $762.0 million total floorplan lines of credit as of April 30, 2020, compared to $371.8 million outstanding floorplan payables as of January 31, 2020.

In the first three months of fiscal 2021, the Company’s net cash used for operating activities was $5.4 million, compared to net cash provided by operating activities of $2.9 million in the first three months of fiscal 2020. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $3.6 million in the first three months of fiscal 2021, compared to adjusted net cash used for operating activities of $37.4 million in the first three months of fiscal 2020.
New Amended and Restated Credit Agreement
In April 2020, the Company entered into a new five-year Amended and Restated Credit Agreement, maturing April 2025 replacing the previous credit facility that was scheduled to expire in October 2020. The new Amended and Restated Credit Agreement provides for an aggregate $250 million financing commitment by the lenders, consisting of an aggregate floorplan financing commitment of $185 million and an aggregate working capital commitment of $65 million. The floorplan facility features improved flexibility with higher advances available against new and used inventory, and the working capital facility provides for a greater breadth of assets that can be utilized in its borrowing base, in addition to higher advance rates compared to the prior facility. The Amended and Restated Credit Agreement does not obligate the Company to maintain financial covenants, except in certain circumstances, with terms that are similar to those in the previous credit facility but favorably impacted by the increased advanced rates, which adds to the Company’s excess availability amount.

The interest rate for loans under the credit facility will be equal to LIBOR (subject to a floor of 0.5%) plus an applicable margin based on the Company’s excess availability. The initial applicable margin is 1.5%, resulting in an effective initial interest rate of 2.49%.
Closing of HorizonWest Acquisition
On May 4, 2020, the Company closed on its acquisition of HorizonWest Inc., which consists of a three store CaseIH agriculture dealership complex in Scottsbluff and Sidney, Nebraska and Torrington, Wyoming. In its most recent fiscal year, HorizonWest generated revenue of approximately $26 million. The total purchase price was $6.9 million, which does not include $2.7 million of associated inventory that the Company concurrently purchased from CNH Industrial under standard terms. The Company expects the acquisition to be accretive to earnings in the first year of ownership.

Mr. Meyer concluded, "Our team continues to carefully manage through this disruptive environment and our solid first fiscal quarter validates the many strengths of our overall business. We improved our strong financial position during the quarter and are very pleased with our new credit agreement that provides additional flexibility and access to capital. We continue to maintain our focus on long-term organic and acquired growth initiatives. We are grateful to our employees who are meeting the COVID-19 challenges every day as we have adapted our operations to focus on the safety of our employees while meeting the needs of our customers."
Fiscal 2021 Modeling Assumptions
The Company will not be providing its customary annual modeling assumptions for fiscal year 2021 due to the uncertainty surrounding the COVID-19 outbreak. The Company will provide additional statements regarding expectations for the remainder of fiscal year 2021 on its fiscal 2021 first quarter conference call hosted today.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 11, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13702346.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, the non-GAAP financial measures include adjustments for items such as costs associated with impairment charges, Ukraine remeasurement and the charges associated with our Enterprise Resource Planning (ERP) system transition. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash provided by (used for) operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, including from the newly acquired HorizonWest dealership complex, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2021, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	April 30, 2020	January 31, 2020
Assets
Current Assets
Cash	$50,835	$43,721
Receivables, net of allowance for expected credit losses	76,430	72,776
Inventories	583,435	597,394
Prepaid expenses and other	10,626	13,655
Total current assets	721,326	727,546
Noncurrent Assets
Property and equipment, net of accumulated depreciation	148,293	145,562
Operating lease assets	84,577	88,281
Deferred income taxes	3,783	2,147
Goodwill	2,311	2,327
Intangible assets, net of accumulated amortization	8,318	8,367
Other	1,131	1,113
Total noncurrent assets	248,413	247,797
Total Assets	$969,739	$975,343

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$23,119	$16,976
Floorplan payable	378,302	371,772
Current maturities of long-term debt	3,787	13,779
Current operating lease liabilities	12,320	12,259
Deferred revenue	29,163	40,968
Accrued expenses and other	30,726	38,409
Total current liabilities	477,417	494,163
Long-Term Liabilities
Long-term debt, less current maturities	49,522	37,789
Operating lease liabilities	84,499	88,387
Deferred income taxes	3,808	2,055
Other long-term liabilities	7,415	7,845
Total long-term liabilities	145,244	136,076
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	251,051	250,607
Retained earnings	99,775	97,717
Accumulated other comprehensive loss	(3,748)	(3,220)
Total stockholders' equity	347,078	345,104
Total Liabilities and Stockholders' Equity	$969,739	$975,343

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2020	2019
Revenue
Equipment	$218,505	$193,956
Parts	56,614	51,938
Service	25,600	22,831
Rental and other	9,489	9,567
Total Revenue	310,208	278,292
Cost of Revenue
Equipment	197,046	173,154
Parts	39,617	36,814
Service	8,345	7,483
Rental and other	6,790	6,941
Total Cost of Revenue	251,798	224,392
Gross Profit	58,410	53,900
Operating Expenses	53,058	52,555
Impairment of Long-Lived Assets	216	135
Income from Operations	5,136	1,210
Other Income (Expense)
Interest and other income	130	794
Floorplan interest expense	(1,152)	(877)
Other interest expense	(966)	(1,642)
Income (Loss) Before Income Taxes	3,148	(515)
Provision for (Benefit from) Income Taxes	886	(70)
Net Income (Loss)	2,262	(445)

Diluted Earnings (Loss) per Share	$0.10	$(0.02)
Diluted Weighted Average Common Shares	22,012	21,872

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2020	2019
Operating Activities
Net income (loss)	$2,262	$(445)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation and amortization	5,375	6,064
Impairment	216	135
Other, net	3,568	3,761
Changes in assets and liabilities
Inventories	11,941	(78,254)
Manufacturer floorplan payable	(10,669)	89,599
Other working capital	(18,135)	(18,008)
Net Cash Provided by (Used for) Operating Activities	(5,442)	2,852
Investing Activities
Property and equipment purchases	(5,414)	(5,490)
Proceeds from sale of property and equipment	313	416
Acquisition consideration, net of cash acquired	—	(2,972)
Other, net	(21)	8
Net Cash Used for Investing Activities	(5,122)	(8,038)
Financing Activities
Net change in non-manufacturer floorplan payable	18,781	12,772
Net payments on long-term debt and finance leases	(197)	(505)
Other, net	(870)	(492)
Net Cash Provided by Financing Activities	17,714	11,775
Effect of Exchange Rate Changes on Cash	(36)	(3)
Net Change in Cash	7,114	6,586
Cash at Beginning of Period	43,721	56,745
Cash at End of Period	$50,835	$63,331

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2020	2019	% Change
Revenue
Agriculture	$193,627	$153,775	25.9%
Construction	60,114	70,743	(15.0)%
International	56,467	53,774	5.0%
Total	$310,208	$278,292	11.5%

Income (Loss) Before Income Taxes
Agriculture	$6,162	$1,876	n/m
Construction	(2,873)	(2,222)	(29.3)%
International	(280)	216	n/m
Segment income (loss) before income taxes	3,009	(130)	n/m
Shared Resources	139	(385)	n/m
Total	$3,148	$(515)	n/m

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2020	2019
Adjusted Net Income
Net Income (Loss)	$2,262	$(445)
Adjustments
ERP transition costs	721	1,016
Impairment charges	216	135
Ukraine remeasurement	765	(12)
Total Pre-Tax Adjustments	1,702	1,139
Less: Tax Effect of Adjustments (1)	580	243
Total Adjustments	1,122	896
Adjusted Net Income	$3,384	$451

Adjusted Diluted EPS
Diluted EPS	$0.10	$(0.02)
Adjustments (2)
ERP transition costs	0.03	0.05
Impairment charges	0.01	—
Ukraine remeasurement	0.04	—
Total Pre-Tax Adjustments	0.08	0.05
Less: Tax Effect of Adjustments (1)	0.03	0.01
Total Adjustments	0.05	0.04
Adjusted Diluted EPS	0.15	0.02

Adjusted Income Before Income Taxes
Income (Loss) Before Income Taxes	$3,148	$(515)
Adjustments
ERP transition costs	721	1,016
Impairment charges	216	135
Ukraine remeasurement	765	(12)
Total Adjustments	1,702	1,139
Adjusted Income Before Income Taxes	$4,850	$624

Adjusted Loss Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$(2,873)	$(2,222)
Impairment charges	216	135
Adjusted Loss Before Income Taxes	$(2,657)	$(2,087)

Adjusted Income Before Income Taxes - International
Income (Loss) Before Income Taxes	$(280)	$216
Ukraine remeasurement	765	(12)
Adjusted Income Before Income Taxes	$485	$204

Adjusted EBITDA
Net Income (Loss)	$2,262	$(445)
Adjustments
Interest expense, net of interest income	853	518
Provision for (benefit from) income taxes	886	(70)
Depreciation and amortization	5,375	6,064
EBITDA	9,376	6,067
Adjustments
ERP transition costs	721	99
Impairment charges	216	135
Ukraine remeasurement	765	(12)
Total Adjustments	1,702	222
Adjusted EBITDA	$11,078	$6,289

Adjusted Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by (Used for) Operating Activities	$(5,442)	$2,852
Net Change in Non-Manufacturer Floorplan Payable	18,781	12,772
Adjustment for Constant Equity in Inventory	(16,907)	(52,996)
Adjusted Net Cash Provided By (Used for) Operating Activities	$(3,568)	$(37,372)

(1) The tax effect of U.S. related adjustments was calculated using a 26% tax rate, determined based on a 21% federal statutory rate and a 5% blended state income tax rate. Included in the tax effect of the adjustments is the tax impact of foreign currency changes in Ukraine of $0.3 million in first quarter fiscal 2021.
(2) Adjustments are net of amounts allocated to participating securities where applicable.